Effective November 29, 2013, Fidelity Investment Grade Bond Central Fund has adopted the following non-fundamental 80% policy as part of its principal investment strategies:

The fund will normally invest at least 80% of its assets in investment-grade debt securities (those of medium and high quality) of all types and repurchase agreements for those securities.